EXHIBIT 99

Contacts:

Richard C. Baylor, CEO
Phone: 740-435-2040
Or
Mark A. Severson, CFO
Phone: 740-435-2055
Camco Financial Announces Fourth Quarter and Year 2006 Results
Cambridge, Ohio (Nasdaq: CAFI) – Camco Financial Corporation announced net earnings for the quarter ended December 31, 2006 of $1.26 million or $.17 per basic share as compared with $2.47 million or $.32 per basic share for the same quarter in 2005. Camco’s net earnings for the year ended December 31, 2006 were $5.87 million or $.78 per basic share as compared with $8.77 million or $1.15 per basic share for 2005.
Camco’s Chairman, President & CEO, Richard C. Baylor commented, “We continued to make progress last year on our strategy to position Camco Financial and Advantage Bank for higher growth and profitability. However, a weak regional economy and difficult interest-rate environment impeded our ability to grow assets and earnings as we planned. We remain focused on achieving our long-term goals and on continuing to deliver outstanding customer service as we build a relationship-driven community bank. “
Review of significant areas:
Net Interest Margin – In 2006, management was able to minimize the decrease in the net interest margin. Camco continues to emphasize growth in the commercial, commercial real estate and consumer loan portfolios. Effective cost of funds management occurred in 2006 with emphasis on lower cost, transaction-based deposit accounts. For the 4th quarter 2006, the net interest margin decreased to
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2.96% from 3.17% for the 4th quarter 2005. For the year ended December 31, 2006 the net interest margin decreased to 2.94% from 3.00% for calendar year 2005.
Non-Interest Income – For the quarter ended December 31, 2006, non-interest income was $1.02 million versus $1.71 million for the same period last year. The primary reason for this decline in non-interest income from the 4th quarter 2005 was a decrease in the calculated value of mortgage servicing rights of $655,000 and a decrease of $59,000 in the gain on sale of loans.
Operating Expenses – For the quarter ended December 31, 2006, operating expenses were $6.30 million versus $5.64 million for the 4th quarter 2005, or an increase of 11.53%. One third of this increase resulted from an increase in franchise taxes. The increase in franchise taxes was due to incurring a normal level of expense in the 4th quarter 2006 after realizing a one-time savings in 2005 from the acquisition of London Financial Corporation in August 2004.
Asset Quality – Non-performing loans as a percentage of loans increased from 1.64% at December 31, 2005 to 2.13% at December 31, 2006. The allowance for loan losses as a percentage of loans has increased from 82 basis points at December 31, 2005 to 87 basis points at December 31, 2006. Management is committed to reducing the level of non-performing loans. Although management believes the allowance for loan losses at December 31, 2006 is adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Camco’s results of operations.
Strategic Vision – Camco continues to actively execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet
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primarily through increasing commercial, commercial real estate, and consumer loan portfolios as well as checking and money market deposit accounts. Critical to this strategy is the growth of the balance sheet and the corresponding increase in net interest margin. Complementary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.
Camco Financial Corporation, holding company for Advantage Bank, is a $1.05 billion multi-state community bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services from 30 offices in 23 communities in Ohio, Kentucky and West Virginia.
Additional information about Camco Financial may be found on Camco’s web site: www.advantagebank.com.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.
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Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Assets

Cash and Cash Equivalents	26,542	21,459	32,938	29,861	33,085
Investments	110,954	113,625	114,586	109,460	113,690

Loans Held for Sale	3,664	3,423	2,115	3,325	1,968

Loans Receivable	831,722	844,921	852,921	847,426	853,701
Allowance for Loan Loss	(7,144)	(7,084)	(7,639)	(7,321)	(6,959)

Loans Receivable, Net	824,578	837,837	845,282	840,105	846,742

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	75,211	74,570	72,069	68,996	69,080

Total Assets	$1,047,632	$1,057,597	$1,073,673	$1,058,430	$1,071,248

Liabilities

Deposits	684,782	684,911	681,905	676,376	660,242
Borrowed Funds	257,139	268,935	290,441	280,280	307,223
Other Liabilities	14,619	13,055	11,224	11,543	13,020

Total Liabilities	956,540	966,901	983,570	968,199	980,485

Stockholders Equity	91,092	90,696	90,103	90,231	90,763

Total Liabilities and Stockholders’ Equity	$1,047,632	$1,057,597	$1,073,673	$1,058,430	$1,071,248

Stockholders’ Equity to Total Assets	8.70%	8.58%	8.39%	8.52%	8.47%

Total Shares Outstanding	7,463,056	7,460,813	7,488,813	7,536,713	7,578,713

Book Value Per Share	$12.21	$12.16	$12.03	$11.97	$11.98

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	14,164	13,860	13,491	13,249	13,163
Mortgage-backed securities	585	602	608	633	655
Investment securities	603	590	539	480	466
Interest-bearing deposits and other	822	848	825	790	873

Total Interest Income	16,174	15,900	15,463	15,152	15,157

Interest Expense:
Deposits	5,972	5,744	5,108	4,424	4,136
Borrowings	2,770	2,904	2,900	2,949	2,922

Total Interest Expense	8,742	8,648	8,008	7,373	7,058

Net Interest Income	7,432	7,252	7,455	7,779	8,099
Provision for Losses on Loans	360	360	360	360	520

Net Interest Income After Provision for Loan Losses	7,072	6,892	7,095	7,419	7,579

Noninterest Income
Late charges, rent and other	616	642	726	462	550
Loan servicing fees	345	354	353	360	363
Service charges and other fees on deposits	371	325	431	352	393
Gain on sale of loans	60	56	80	99	119
Mortgage servicing rights	(368)	(113)	(46)	(22)	287
Gain on sale of investment, mbs & fixed assets	(3)	23	1	—	36
Gain on sale of real estate acq’d through foreclosure	(5)	(41)	(80)	55	(39)

Total noninterest income	1,016	1,246	1,465	1,306	1,709

Non interest expense
Employee compensation and benefits	3,085	3,218	3,016	3,249	2,932
Occupancy and equipment	797	825	780	780	711
Data processing	302	316	333	393	373
Advertising	316	319	220	303	341
Franchise taxes	268	285	228	246	50
Other operating	1,527	1,447	1,366	1,291	1,237

Total noninterest expense	6,295	6,410	5,943	6,262	5,644

Net Income — Before Income Tax	1,793	1,728	2,617	2,463	3,644
Provision for income taxes	533	608	802	784	1,174

Net Earnings from Operations	1,260	1,120	1,815	1,679	2,470

Earnings Per Share Reported:
Basic	$0.17	$0.15	$0.24	$0.22	$0.32
Diluted	$0.17	$0.15	$0.24	$0.22	$0.32

Basic Weighted Number of Shares Outstanding	7,462,642	7,474,665	7,521,529	7,563,452	7,610,499
Diluted Weighted Number of Shares Outstanding	7,464,547	7,477,519	7,524,787	7,567,170	7,614,127

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended December 31, 2006 and 2005
(In thousands, except for per share data and shares outstanding)

	12 Months	12 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Reported:
Return on Average Equity	6.46%	9.68%	5.53%	10.86%

Return on Average Assets	0.55%	0.82%	0.48%	0.92%

Interest Rate Spread	2.64%	2.79%	2.60%	2.91%

Net Interest Margin	2.94%	3.00%	2.96%	3.17%

Yield on earning assets	6.16%	5.61%	6.43%	5.92%

Cost of deposits	3.29%	2.41%	3.67%	2.62%

Cost of funds	4.08%	3.73%	4.24%	3.85%

Total cost of interest bearing liabilities	3.53%	2.83%	3.83%	3.02%

Noninterest expense/average assets	2.34%	2.13%	2.40%	2.11%

Efficiency Ratio	71.27%	61.26%	74.51%	57.54%

Non performing assets to total assets	2.06%	1.54%	2.06%	1.54%

Non performing loans to total net loans including loans held for sale	2.13%	1.64%	2.13%	1.64%

Allowance for loan losses to total loans	0.87%	0.82%	0.87%	0.82%
Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
December, September, and June 2006
(In thousands, except for per share data and shares outstanding)

	Average Table — Quarter Ended
	Dec 31, 2006			Sept 30, 2006			Jun 30, 2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest — Earning Assets:
Loans held for sale	2,922			2,278			2,502
Loans receivable — net	829,040	14,164	6.81%	841,094	13,860	6.57%	844,175	13,491	6.37%
Mortgage-backed securities	55,381	585	4.23%	57,311	602	4.20%	59,196	608	4.11%
Investment securities	56,888	603	4.24%	56,634	590	4.17%	53,131	539	4.06%
Interest-bearing deposits and other	61,293	822	5.36%	64,387	848	5.27%	64,911	825	5.08%

Total interest earning assets	1,005,524	16,174	6.43%	1,021,704	15,900	6.22%	1,023,915	15,463	6.04%

Noninterest-earning assets	44,082			44,046			44,369

Total Assets	1,049,606			1,065,750			1,068,284

Interest-Bearing Liabilities:
Deposits	651,506	5,972	3.67%	656,621	5,744	3.50%	650,664	5,108	3.14%
Advances	261,292	2,770	4.24%	277,325	2,904	4.19%	287,924	2,900	4.03%

Total interest-bearing liabilities	912,798	8,742	3.83%	933,946	8,648	3.70%	938,588	8,008	3.41%

Noninterest-bearing sources:
Noninterest-bearing liabilities	45,673			41,293			39,190
Shareholders’ equity	91,135			90,511			90,506

Total Liabilities and Shareholders’ Equity	1,049,606			1,065,750			1,068,284

Net Interest Income & Margin		7,432	2.96%		7,252	2.84%		7,455	2.91%